Exhibit 23.2

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of our report on the Financial Statements of Tech Central Inc. as of December 31, 2015, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,

/s/ George Stewart
George Stewart, CPA
March 6, 2017